EXHIBIT 2.1

DEBTOR'S FIRST AMENDED JOINT DISCLOSURE STATEMENT
AND PLAN OF REORGANIZATION

STEPHEN R. HARRIS, ESQ.
Nevada Bar No. 001463
CHRIS D. NICHOLS, ESQ.
Nevada Bar No. 003123
BELDING, HARRIS & PETRONI, LTD.
417 West Plumb Lane
Reno, Nevada  89509
Telephone:  (775) 786-7600
Facsimile:  (775) 786-7764

Attorneys for Debtor and
Debtor-in-Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

* * * * *

IN RE: SKYE INTERNATIONAL, INC. a Nevada corporation, Debtor. /	Case No. BK 09-54485 gwz (Chapter 11) Hrg. DATE: To Be Set Hrg. TIME: To Be Set Est Time: 1 hour

DEBTOR’S FIRST AMENDED JOINT DISCLOSURE
STATEMENT AND PLAN OF REORGANIZATION

Dated:                  May 20, 2010

Filed by:               STEPHEN R. HARRIS, ESQ.
CHRIS D. NICHOLS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
417 West Plumb Lane
Reno, Nevada  89509
Telephone:  (775) 786-7600

Attorneys for Debtor and
Debtor-in-Possession

I.           INTRODUCTION AND DEFINITIONS
A.           INTRODUCTION
A voluntary petition for Chapter 11 Relief was filed on December 16, 2009.  No trustee has been appointed and Debtor acts as Debtor-in-possession herein.
The document you are reading is both the Debtor’s First Amended Plan of Reorganization (“Plan”) and the Debtor's First Amended Disclosure Statement (“Disclosure Statement”), which is titled the DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION.  The Debtor has proposed the Plan to treat the claims of the Debtor’s creditors and its interests.  The Disclosure Statement describes the assumptions that underlie the Plan and how the Plan will be executed.
Prior to entertaining a hearing on confirmation of the Debtor’s Plan, the Bankruptcy Court in this Chapter 11 case (the “Court”) will be asked to approve the form of this document as an adequate DISCLOSURE STATEMENT, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan.  The Court has not yet confirmed the Plan, which means the terms of the Plan are not now binding on anyone.
A hearing date and time to determine whether the Court will confirm the Plan will be scheduled at a later date, with all interested parties receiving notice of the same.
Any interested party desiring any further information should contact the attorney for the Debtor:
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STEPHEN R. HARRIS, ESQ.
CHRIS D. NICHOLS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
417 W. Plumb Lane
Reno, NV 89509
(775) 786-7600
   Fax:  (775) 786-7764 or 786-1633

B.           DEFINITIONS
SCOPE OF DEFINITIONS.
For the purposes of this DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION, all capitalized terms and otherwise defined terms shall have the meanings assigned to them in this Article I.  Whenever the context requires, such terms shall include the plural number as well as the singular and the female and/or masculine gender as well as the neuter.
1.            "ADMINISTRATIVE CLAIM."  This term shall refer to and mean every claim that is entitled to allowance under Section 503(b) of the Bankruptcy Code or otherwise entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, arising prior to the Effective Date, including, without limitation: (a) any actual, necessary expense preserving the Estate, including, without limitation, expenses necessary or appropriate to carry out, facilitate, or effectuate this Plan; (b) any amount required to be paid under Section 365(b) of the Bankruptcy Code in connection with the curing of defaults under executory contracts or unexpired leases; and (c) all allowances, including professional fees and costs, approved by the Bankruptcy Court for Debtor’s professionals and members of and professionals employed by the Unsecured Creditors' Committee.

2.            "ALLOWED ADMINISTRATIVE CLAIM" shall mean an Administrative Claim:  (a) as to which no objection has been filed or, if an objection has been filed, such objection has been resolved by the allowance of such Administrative Claim by a Final Order; (b) which requires payment in the ordinary course of  the business of the Debtor and as to which there is no order of the Bankruptcy Court in effect which prohibits any such payment; or (c) which requires payment pursuant to a Final Order.
3.           "ALLOWED CLAIM" or "ALLOWED INTEREST" shall mean claims against or interest in the Debtor to the extent that--
(a)           Proof of claim or interest was—
(i)          timely filed;
(ii)         deemed filed, if such claim or interest appears in the schedules filed herein, unless such claim or interest is scheduled as disputed, contingent, or unliquidated; or
(iii)        late filed—
(A)           with leave of the Bankruptcy Court; or
(B)           without objection by the Debtor-in-Possession within a time fixed by the Bankruptcy Court; and
(b)           (i)           the Debtor-in-Possession does not file an objection within a time fixed by the Bankruptcy Court; or
(ii)           the claim or interest is allowed by a Final Order; or
(iii)           the claim or interest is allowed under this PLAN.
4.           "ALLOWED PRIORITY CLAIM" shall mean a Priority Claim which is an Allowed Claim.

5.           "ALLOWED SECURED CLAIM" shall mean an Allowed Claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, or which is subject to setoff under Section 553 of the Code, to the extent of the value (determined in accordance with Section 506(a) of the Code) of the interest of the holder of such Allowed Claim in the Debtor’s interest in such property or to the extent of the amount subject to such set-off, as the case may be.
6.           "ALLOWED SUBORDINATED CLAIM" shall mean an Allowed Claim arising from any Indebtedness evidenced by or related to the claim of a Subordinated Creditor.
7.           "DEFINITION OF THE BALLOT" shall mean the Ballot(s) for accepting or rejecting this Plan in a form(s) approved by the Bankruptcy Court.
8.            "BANKRUPTCY CODE" as used herein refers to Title I of Public Law No. 95-598, as codified in Title 11 of the United States Code, and all amendments thereto.
9.            "BANKRUPTCY COURT" (or "COURT") shall mean the United States Bankruptcy Court, for the District of Nevada, in which the Debtor’s Chapter 11 case is pending, such other court as has jurisdiction in this Chapter 11 case, and any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.
10.           "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, including any amendments thereto, which are in effect before and as of the Confirmation Date, and thereafter during the Reorganization Case, to the extent that they are consistent with vested rights under this  Plan and the Confirmation Order.

11.           "BUSINESS DAY" shall mean any day except Saturday, Sunday, or a day on which commercial banks in Washoe County, Nevada, are authorized or required by law to close.
12.           "CLAIM" shall mean:  (a) any right to payment from the Debtor or its Estate, including an Administrative Claim, whether or not such right is reduced to judgment, or is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (b) any right to an equitable remedy for breach of performance of such breach gives rise to a right to payment from the Debtor or its Estate, including an Administrative Claim, whether or not such right to an equitable remedy is reduced to judgment, or is fixed, contingent, matured, unmatured, disputed, secured or unsecured.
13.           "CLAIMANT" shall mean the holder of an Allowed Claim or an Allowed Administrative Claim.
14.           "CLASS" shall mean any class into which Allowed Claims or Allowed Interests are classified pursuant to Article IX (Description and Treatment of Claims and Interests).
15.           "COMMENCEMENT DATE" (or "PETITION DATE") shall mean the date the Order for Chapter 11 Relief was entered in this case (December 16, 2009), which date shall be utilized to determine the cessation of interest on certain claims and the date of commencement of the rights of certain creditors to make claim for administrative expenses and allowances, among other rights that are determined by relation to said date.

16.           "CONFIRMATION" shall mean the entry of the Confirmation Order by the United States Bankruptcy Court.
17.           "CONFIRMATION DATE" shall mean the date on which the Confirmation Order is entered on the Bankruptcy Court's docket.
18.           "CONFIRMATION ORDER" shall mean the Order of the Bankruptcy Court confirming this  Plan, pursuant to Section 1129 of the Bankruptcy Code, and approving the transactions contemplated herein, which shall be in form and substance acceptable to the proponents.
19.           "CREDITOR" shall mean any entity that has a claim against the Debtor, which claim arose to or before the Commencement Date, including any claim that may arise under 11 U.S.C. Sections 502(f), 502(g), 502(h) and 502(I).
20.           "DEBTOR" shall mean SKYE INTERNATIONAL, INC., a Nevada corporation, which Debtor hereby proposes a DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION.
21.           "DEBTOR’S PROFESSIONALS" shall mean STEPHEN R. HARRIS, ESQ., and CHRIS D. NICHOLS, ESQ., of the law firm of BELDING, HARRIS & PETRONI, LTD., as Debtor’s general bankruptcy counsel; and all other professionals retained by the Debtor with approval of the Bankruptcy Court, in accordance with Section 327 of the Bankruptcy Code.
22.           "DISCLOSURE STATEMENT" means the written DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION, which is approved by the Bankruptcy Court under Section 1125 of the Bankruptcy Code.

23.           "DISPUTED CLAIM" shall mean every claim that is not an Allowed Claim or an Allowed Administrative Claim or to which the Debtor or the Unsecured Creditors' Committee file an objection before the deadline for objection set forth in this  Plan or an operative order of the Bankruptcy Court.
24.           "EFFECTIVE DATE of the  PLAN" shall mean the first Business Day which is at least thirty (30) calendar days after all of the following have occurred (so long as they remain in effect):  (a) this Plan has been confirmed pursuant to the Confirmation Order and the Confirmation Order remains in full force and effect without material modification thereof; (b) there is not in effect any stay, injunction or restraining order or any other order of any kind which has been issued by a Court of competent jurisdiction or other governmental entity staying, restricting or prohibiting the effectuation of this  Plan; and (c) there is not in effect any statute, rule, regulation or order enacted, promulgated or entered which is applicable to the effectuation of this Plan of which results in the consequences referred to in subsection (b) immediately above.
25.           "EQUITY HOLDINGS" shall mean the shareholder’s equity interests in the Debtor, SKYE INTERNATIONAL, INC., a Nevada corporation, by any instrument evidencing an ownership interest in the Debtor, whether or not transferable, and all options, warrants, or rights, contractual or otherwise, to acquiring such interests, all as of Effective Date.
26.            "ESTATE" shall mean the Estate created in this Reorganization Case pursuant to Section 541 of the Bankruptcy Code.

27.           "EXPIRATION DATE" shall mean the last date determined by the Bankruptcy Court for the casting of Ballots, which date shall be acceptable to the proponents.
28.           "FINAL ORDER" shall mean a final order, judgment or other decree of the Bankruptcy Court or other Court of competent jurisdiction which has not been vacated, reversed, saved, modified or amended (a) as to which (i) the time to appeal or seek review or rehearing has expired and as to which no appeal, petition for certiorari, request for review or rehearing is pending, or (ii) if appeal, review, rehearing or certiorari of the order has been sought, the order has been affirmed or the request for review, rehearing or certiorari has been denied, the time to seek a further appeal, review, rehearing or certiorari has expired, and (b) as a result of which such orders shall become final and not appealable in accordance with applicable law.
29.           "LIEN" shall mean a charge or encumbrance against or interest in property of the Debtor or the Estate to secure the payment of a debt or performance of an obligation, and includes any right of setoff under Section 553 of the Bankruptcy Code.
30.            "PERSON" includes individual, partnership, corporation, association, joint stock company, joint  venture,  estate,  trust,  unincorporated organization, any governmental unit or political subdivision thereof, or other entity, and all of the respective heirs, personal representatives, successors and assigns.
31.           "PETITION DATE" shall mean December 16, 2009, the date on which the Voluntary Petition for Relief under Chapter 11 of the Bankruptcy Code was entered by this Court commencing the Debtor’s Reorganization case.

32.           "PLAN" means this DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION, and the filing by the Plan proponent of any amendments or modifications thereof or supplements thereto, as permitted by the Bankruptcy Court or the Bankruptcy Rules.
33.           "PRIORITY CLAIM" shall mean a claim entitled to priority under Section 507(a)(2)-(8) of the Bankruptcy Code.
34.            "PROPONENT" shall mean the Debtor acting as the proponent of this Plan.
35.           "PRO RATA SHARE" shall mean the proportion that an Allowed Claim in a particular class bears to the aggregate amount of all Allowed Claims in such class.
36.           "PURCHASER" shall mean the transferee of a voluntary transfer.
37.           "RECORD DATE" shall mean, for purposes of  voting, the date of entry by the Bankruptcy Court of the Order Approving the Disclosure Statement and, for purposes of distribution, the Confirmation Date.
38.           "REORGANIZATION CASE" shall mean the Debtor SKYE INTERNATIONAL, INC.’s case under Chapter 11 of the Bankruptcy Code, which is currently pending before the Bankruptcy Court as Case No. BK-N 09-54485.
39.           "REORGANIZED DEBTOR" shall mean SKYE INTERNATIONAL, INC., a Nevada corporation, on and after the Effective Date.
40.           "SKYE INTERNATIONAL, INC.’s ASSETS" shall mean all assets and property of every kind, nature and description of which the Debtor or its Estate has any right, title or interest, including but not limited to: vehicles, office equipment, tools, patents, trademarks, tradenames, intellectual property, furniture, fixtures, all cash, cash equivalents, bank deposits, instruments, credit of instruments, certificates of deposit and drafts; all executory contracts and leases which are not and have not been rejected; all choses in action; and all claims, demands, causes of action, damages and obligations of any nature whatsoever, known or unknown in law or inequity, including, without limitation, claims or causes of action arising under the Bankruptcy Code (including, without limitation, Sections 362, 510 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code), or under any Nevada statute or regulation relating to the operations of SKYE INTERNATIONAL, INC.
41.           "SECURED CLAIM" shall mean the claims of note holders and, for purposes of this Plan, any other claim secured by a lien which is valid, perfected, enforceable and not avoidable.  If the value of the creditors' interest and the Estate’s interest in the property securing a claim is not sufficient to satisfy such claim, then in accordance with Section 506 of the Bankruptcy Code and subject to Section 1111(b) of the Bankruptcy Code, such claim shall be deemed to be an unsecured claim under this Plan to the extent of any insufficiency in the value of the creditors' interest.
42.           "UNSECURED CLAIM" shall mean any claim which is not a Secured Claim, Priority Claim, Administrative Claim, or an unclassified claim or the kind described in Section 507(a)(7) of the Bankruptcy Code.
A term used in this Plan that is not defined in this Plan but that is used in the Bankruptcy Code has the meaning assigned to the term in the Bankruptcy Code.
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II.           GENERAL DISCLAIMER AND VOTING PROCEDURE
PLEASE READ THIS DOCUMENT, INCLUDING THE ATTACHED EXHIBITS, CAREFULLY.  IT EXPLAINS WHO MAY OBJECT TO CONFIRMATION OF THE PLAN.  IT EXPLAINS WHO IS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.  IT ALSO TELLS ALL CREDITORS WHAT TREATMENT THEY CAN EXPECT TO RECEIVE UNDER THE PLAN, SHOULD THE PLAN BE CONFIRMED BY THE COURT.
THE SOURCES OF FINANCIAL DATA RELIED UPON IN FORMULATING THIS DOCUMENT ARE SET FORTH IN SECTION X BELOW.  THE DATA HEREIN HAVE NOT BEEN SUBJECT TO AUDIT.  THE DEBTOR HAS ATTEMPTED TO BE ACCURATE IN ITS PREPARATION OF THE PLAN AND SUPPORTING DOCUMENTS.  ALL REPRESENTATIONS ARE TRUE TO THE BEST KNOWLEDGE OF DEBTOR.
NO REPRESENTATIONS CONCERNING THE DEBTOR THAT ARE INCONSISTENT WITH ANYTHING CONTAINED HEREIN ARE AUTHORIZED EXCEPT TO THE EXTENT, IF AT ALL, THAT THE COURT ORDERS OTHERWISE.
After carefully reviewing this document and the attached exhibits, please vote on the enclosed ballot and return it in the enclosed envelope.
The Debtor will schedule a date and time for hearing to determine whether the Court will confirm the Plan.  Please refer to the NOTICE OF HEARING ON CONFIRMATION OF DEBTOR’S PLAN OF REORGANIZATION for the specific hearing date.  If, after receiving the ballots, it appears that the Debtor has the requisite number of votes required by the Code, the Debtor will submit and file an order confirming the Plan.  Any opposition(s) or objection(s) to the Plan shall be filed and served on the

Debtor’s counsel no later than seven (7) days prior to the plan confirmation hearing date, or earlier date if ordered by the Court, and any reply pleading(s) shall be filed and served no later than two (2) days prior to any confirmation hearing.  Failure to oppose the confirmation of the Plan may be deemed consent to the Plan’s confirmation.
III.           WHO MAY OBJECT TO CONFIRMATION OF THE PLAN
Any party in interest or creditor may object to confirmation of the Plan, but as explained below, not everyone is entitled to vote to accept or reject the Plan.
IV.           WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN
To vote either to accept or reject the Plan, you must have both an allowed and impaired claim. A claim is defined by the Code to include a right to payment from the Debtor.
To vote, a creditor must first have an allowed claim.  With the exceptions explained below, a claim is allowed if a proof of the claim is properly filed before any bar date and no party in interest has objected, or if the Court has entered an order allowing the claim or interest.  Please refer to Section VI below for specific information regarding bar dates in this case.
Under certain circumstances a creditor may have an allowed claim even if a proof of claim was not filed and the bar date for filing a proof of claim has passed.  A claim is deemed allowed if the claim is listed on the Debtor’s schedules and is not scheduled as disputed, contingent, or unliquidated.
In order to vote, an allowed claim must also be impaired by the Plan.
Impaired creditors include those whose legal, equitable, and contractual rights are altered by the Plan, even if the alteration is beneficial to the creditor.  A contract provision that entitles a creditor to accelerated payment upon default does not, however, necessarily render the claimant impaired, even if the Debtor defaulted and the Plan does not provide the creditor with accelerated payment.  The creditor is deemed unimpaired so long as the Plan cures the default, reinstates the maturity of such claim as it existed before default, and compensates for any damages incurred as a result of reasonable reliance upon the acceleration clause.
There are also some types of claims which the Code required to be treated a certain way.  For that reason they are considered unimpaired and therefore holders of these claims cannot vote.
To summarize, there are two prerequisites to voting: a claim must be both allowed and impaired under the Plan.
If a creditor has an allowed and impaired claim, then he or she may vote either to accept or reject the Plan (unimpaired claimants are deemed to have accepted the Plan).  Impaired claims are placed in classes and it is the class that must accept the Plan.  Members of unimpaired classes do not vote, although as stated above, they may object to confirmation of the Plan.  Even if all classes do not vote in favor of the Plan, the Plan may nonetheless be confirmed if the dissenting classes are treated in a manner prescribed by the Code.  Please refer to Section VI below for information regarding impaired and unimpaired classes in this case.
Section IX sets forth which claims are in which class.  Secured claims are placed in separate classes from unsecured claims.  Fed. R. Bankr. P. 3018(d) provides: “A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim shall be entitled to accept or reject a Plan in both capacities.”

V.           VOTES NECESSARY TO CONFIRM THE PLAN
The Court may confirm the Plan if at least one non-insider impaired class of claims has accepted and certain statutory requirements are met as to both non-consenting members within a consenting class and as to dissenting classes.  A class of claims has accepted the Plan when more than one-half in number and at least two-thirds in amount of the allowed claims actually voting, vote in favor of the Plan.  It is important to remember that even if the requisite number of votes to confirm the Plan is obtained, the Plan will not bind the parties unless and until the Court makes an independent determination that confirmation is appropriate.  That is the subject of any upcoming confirmation hearing.
VI.           INFORMATION REGARDING VOTING IN THIS CASE
The bar date for filing a proof of claim in this case is April 26, 2010.
The bar date for objecting to claims will be sixty (60) days after the date on which the Plan is confirmed by the Court.
In this case the Debtor believes that the Class 2 Secured Claim of Thaddeus Marek, Class 3 Secured Claim of Perry and Rosario Logan, Class 5 General Unsecured Claims and Class 6 Equity Claims and Class 7 Stock Option Claims are impaired and therefore entitled to vote.  Class 1 and Class 4 are unimpaired and therefore do not vote A party that disputes the Debtor’s characterization of its claim as unimpaired may request a finding of impairment from the Court in order to obtain the right to vote.
Ballots must be received by the Debtor addressed to STEPHEN R. HARRIS, ESQ., and CHRIS D. NICHOLS, ESQ., at 417 West Plumb Lane, Reno, Nevada 89509, or faxed to (775) 786-7764 or (775) 786-1633, or email at steve@renolaw.biz and

cnichols@renolaw.biz at least five (5) days prior to the Plan confirmation hearing date or such other date as may be ordered by the Bankruptcy Court.  The Ballot Summary will be filed at least one (1) day before the Plan confirmation hearing.

VII.	DESCRIPTION OF DEBTOR’S PAST AND FUTURE BUSINESS
AND EVENTS PRECIPITATING BANKRUPTCY FILING

A.           Background
SKYE INTERNATIONAL, INC., is a publicly traded Nevada corporation, on the OTC BB Exchange under the symbol SKYIQ, originally created on November 23, 1993, as Amexan, Inc., (“SKYE or “Debtor”).  The name was changed on 1998 to Nostalgia Motor Cars, Inc.  Prior to the name change, Amexan was an inactive company from the date of incorporation.  On June 11, 2002, the name was changed to Elution Technologies, Inc.  On June 4, 2003, in connection with the pending acquisition of Envirotech Systems Worldwide, Inc., and the commencement of the Debtor’s current line of business, it changed its name to Tankless Systems Worldwide, Inc.  The Debtor’s acquisition of Envirotech Systems Worldwide, Inc., was completed on November 7, 2003 in a share exchange that resulted in the Debtor acquiring 100% of the issued and outstanding common shares of Envirotech Systems Worldwide, Inc.  On October 21, 2005, as part of its overall plan to create a brand name for its revised business plan and expanded product lines, the company changed its name to Skye International, Inc.
The Debtor had three subsidiary corporations, all of which were wholly-owned and all of which were wound-up or administratively dissolved during the fiscal year ended December 31, 2008:  Envirotech Systems Worldwide, Inc., an Arizona corporation (“Envirotech”); ION Tankless, Inc., an Arizona corporation (“ION”); and Valeo Industries, Inc., a Nevada corporation (“Valeo”).  On June 25, 2009, Debtor established a subsidiary, Tankless.com, Inc. for purposes of internet business to business and business to customer sales.  Although the Debtor completed much of the development work of the website for www.tankless.com, including the deployment of real time e-commerce portal capable of completing retail orders from customers on the web, the Debtor decided to focus its business efforts on the wholesale distribution channel and thus the e-commerce functionality of the tankless.com website has been removed.  Debtor will determine at a later date whether or not to continue the pursuit of the business to business or business to customer sales model in addition to the current wholesale strategy.
SKYE® is in the business of designing, developing, manufacturing and marketing consumer life-style products, including initially several models of electric tankless whole-house and point-of-use water heaters.  All of SKYE’s products are designed by in-house engineering and contract engineers from third-party engineering firms.  In an effort to transition to a “fabrication free” business model, all water heaters produced for SKYE are manufactured by third-party contract manufacturers.  The company first entered its current line of business through the acquisition of Envirotech and its product line – the ESI-2000 Electric Tankless water heater.  The product line never achieved critical sales levels and production of the ESI-2000 product line concluded in late 2005.  In response to lack-luster product sales of the ESI-2000, SKYE engaged in a research and development program to design a line of innovative  electric tankless whole house water heaters.  The first product that SKYE released to the market in October 2008, was the FORTIS™ Electric Tankless Whole House Water Heater.  The FORTIS is small, easy to install, and can supply virtually endless amounts of hot water with energy savings.

FORTIS uses advanced technology and high quality stainless steel components that are expected to provide increased reliability and longevity.  SKYE’s electric tankless water heaters generate heated water only as long as hot water is required and only at the temperature desired.  Since electricity is only used when heated water is required, the cost of heating water can be reduced by as much as 40% or more compared to a storage type water heater.  Because all of SKYE’s products are compact, durable, self-contained, and safe, they can be installed close to where hot water is being used and are ideal for locations where space is at a premium or where instant hot water is desired.
In 2004, SKYE also commenced a new product research program into thick-film and thin-film resistive heating technologies that provide a means by which water can be heated very quickly without the inherent problem of solids precipitating out of suspension during the heating process and causing premature failures.  This process led to the introduction of Paradigm™ product lines.  The Paradigm series has been actively pursued and in February, 2010 received its first UL 499 safety certification by Intertek Testing Services and in March 2010 also received CSA 22.2 Canadian certification and, although not required in order to produce and sell the products, Uniform Plumbing Code Certification is expected prior to the end of May 2010.  Commercial production of the Paradigm series commenced in late April, 2010 but volume saleable quantities of product are not expected until the third quarter of 2010.  Utilizing revolutionary thin-film technology, the HeatWave product line is an inexpensive point-of-use water heating solution.  Ideally suited for small lavatory and bathroom applications, the HeatWave provides a commercial building project with an inexpensive solution to code requirements for heated water.  SKYE received both the UL 499 and the CSA 22.2 No. 64 certification in January, 2009 and commercial, sales and distribution of the HeatWave  commenced in the second quarter of SKYE’s fiscal year 2009.  Initially product availability was limited as the contract manufacturer tooled up production of the HeatWave series.  SKYE expects that a sufficient volume of production units will be available for distribution and sales commencing May 2010.
The FORTIS, Paradigm and HeatWave product lines, as well as future product lines, are or will be sold primarily through the wholesale market in the U.S., Canada and Mexico.  SKYE expects the majority of product sales to be made through the wholesale distribution channel and it will continue to build this distribution model through the addition of contract third party manufacturer representatives, as well as SKYE sales employees that target and manage sales and distribution to specific vertical markets such as restaurants, spas and salons, pubic/institutional and light commercial to name a few.  SKYE expects the wholesale channel will continue to be the largest distribution channel for the Debtor and to this end it expects to continue to fully support its wholesale channel efforts.
B.           Current Status
SKYE’s tangible assets consist of two pending patents, five patents for tankless water heater technology, one registered trademark for SKYE (and related artwork) and pending trademark applications for FORTIS, HeatWave, Paradigm and HeatSurround.  Generally a patent has a life of seventeen (17) to twenty (20) years.  Since inception, the Debtor has financed its cash flow requirements through issuances of debt and common stock and cash generated from its limited operations.  As it has continued its business activities, the Debtor has continued to experience negative cash flow from operations pending receipt of significant revenues that generate a positive sales margins and cash flows.  Commencing in the first quarter of 2007, and continuing throughout the fourth quarter of 2009, all of the Debtor’s cash needs were met through loans advanced to the Company by certain of its directors, as well as private placements of common stock to third-parties.  SKYE has only recently begun to recognize meaningful sales revenues from the sale of product.  While reasonable sales margins are being achieved, cash flow from operations are not anticipated to achieve levels sufficient to fund continuing business operations under the business plan and Plan of SKYE; and, in the short term, until those levels have been fully obtained, SKYE will continue to fund current operations from the issuances of common stock, debt and private placements to accredited investors.
C.           Events Precipitating Bankruptcy Filing
As set forth above, Debtor filed a Voluntary Petition for Chapter 11 relief on December 16, 2009, as existing capital and anticipated funds from operations were not sufficient to sustain immediate Company operations or the proposed Business Plan over the next twelve (12) months.  The Debtor had substantial increases in its cash requirements which required additional capital generated from the sale of common stock, the sale of preferred stock, and/or debt financing.  Recent global events, as well as domestic economic factors, limited the Debtor as well as other competitors to both debt and equity financings.  However, the contraction of available capital in the public markets was particularly apparent in the micro-cap public companies market as private equity and hedge fund managers tended to avoid investments in small public companies such as the Debtor.
D.           Debtor’s Business Plan
What follows is a brief description of the Debtor’s business and future business plans.  Further details about the Debtor's business and financial statements are available to the public through the facilities of the U.S. Securities and Exchange Commission website at: www.sec.gov .  Further details relating to the Debtor’s financial condition and post-confirmation operation of the Debtor’s business are found in sections X, XI, XII, XIV and XV.
Pursuant to this Plan, the Debtor intends to continue to operate its business in the normal course under its current financial model as the Debtor now has established an expanded wholesale distribution network, and it continues to develop a robust internet marketing initiative designed to provide information to the public about SKYE's products.  Debtor also believes there will be a continued trend towards increased sales as the Company expects increased sales through its expanded and increasingly well-staffed wholesale channel efforts, as well as significant efforts to improve the internet as a means of distributing both product information and sales information to prospective buyers.  The Debtor has also recently received the Intertek Safety Certification to both UL and CSA standards of both its HeatWave and Paradigm product lines.  The Debtor has commenced sales of the HeatWave line and expects to commence sales of the Paradigm at some point during the second quarter of 2010 once production volumes of product become available during this period.  Additionally, with a full suite of energy saving appliances, the Debtor is now positioned to capitalize on growing interest and demand for tankless water heaters as part of the “green” movement. With the recent introduction of Federal “HomeStar” Legislation, if passed into law, the Debtor expects increased sales because consumers will receive Federal rebates for purchasing and installing all of SKYE's products at or below the 25KW size. Additionally, SKYE is working with its industry partners to also be included in the proposed “BuildingStar” Federal rebate program targeted at commercial and industrial consumers.  If passed, Federal rebates will be available to commercial buyers of SKYE's products.  Given the recent improvements in the new home construction and housing market, the Debtor is increasingly confident that a rebound in the construction sector will benefit the Debtor over the ensuing years as a larger market for the Debtor's products will likely develop.  All of these developments have positioned the Debtor to fund its Plan through operations going forward.
VIII.           CRITICAL PLAN PROVISIONS
Revenues from Debtor’s on-going sales will permit Class 5 allowed General Unsecured Claim holders to expect to receive payments pursuant to one of the four alternatives that allowed General Unsecured Claimholders are permitted to elect from, as set forth in Section IX Class 5 General Unsecured Claims below, which alternatives include payment of fifty percent (50%) of the allowed claim with interest thereon at the rate of 4.25%, payable in quarterly payments over eighteen (18) months, or the election to receive a lump sum payment of twenty-five percent (25%) of the allowed claim, or a conversion of (100%) of the allowed claim into common stock, or a conversion of (100%) of the allowed claim into Class "A" ten percent (10%) convertible, redeemable preferred stock as set forth more specifically in Section IX below.   In addition, revenue from

proceeds of the court approved Debtor-in-Possession loan financing may be used in limited circumstances for payment of pre-petition claims if pre-approved in writing by the Lender under the Debtor-in-Possession Financing Agreement, Summit Growth Management, LLC, and pursuant to Bankruptcy Court order.  Debtor’s cash flow will be improved and its revenues otherwise increased as a result of its receipt of Debtor-in-Possession loan financing, which proceeds are otherwise required to be dedicated towards operating costs of the Debtor.
IX.DESCRIPTION AND TREATMENT OF CLAIMS
A.           Overview of Plan Payments
Below is a summary of who gets paid what and when and from what source.  The source of payment in this case is the net revenue available from regular business operations, coupled with business expense reductions, expected increases in business revenues, and proceeds from outside financings.
Below is a detailed description of and explanation of the treatment of claims.
UNCLASSIFIED CLAIMS:
ADMINISTRATIVE CLAIMS:  All costs and expenses of administration in this case, including any actual and necessary expenses of preserving or liquidating the assets of the Debtor’s estate, all allowances, including professional fees and costs, approved by the Court, and any other costs and expenses entitled to priority pursuant to 11 U.S.C. § 507(a)(1) of the Bankruptcy Code and 28 U.S.C. §1930, shall be paid in full on or before the Effective Date of the Plan, unless otherwise agreed by the holders of the claims.  The holders of these claims include the attorneys for the Debtor and all fees to be paid to the Office of the United States Trustee.  The estimated administrative expenses for the Debtor’s reorganization proceeding are $159,900.00 and consist of:

$10,400.00	Debtor shall continue to timely pay quarterly fees owing to
the U.S. Trustee’s Office post-confirmation, until such time as the case is closed, converted or dismissed, pursuant to 28
U.S.C. §1930(a)(6). Said quarterly fees shall be based upon
all disbursements made by the Revested Debtor under the
Plan and in the ordinary course of Debtor's business;

$100,000.00	Estimated professional fees for the Debtor’s general
bankruptcy attorney Stephen R. Harris, Esq., and Chris D.
Nichols, Esq., of BELDING, HARRIS & PETRONI, LTD.,
calculated as of the date of confirmation;

$ 8,500.00	Estimated professional fees for the Debtor’s special purpose
Patent attorney Robert A. Parsons, Esq., of PARSONS &
GOULTRY, calculated as of the date of confirmation;

$ 18,000.00	Estimated professional fees for the Debtor’s special purpose securities attorney Fay M. Matsukage, Esq., of DILL, DILL,
CARR, STONBRAKER & HUTCHINGS, calculated as of the
date of confirmation;

$ 16,000.00	Estimated professional fees for the Debtor’s special purpose accountant Matt McReynolds, of MANTYLA MCREYNOLDS,
calculated as of the date of confirmation; and

$ 7,000.00	Older than 30-days post-petition accounts payable [all
post-petition administrative expenses are expected to be
paid in full in the normal course of business prior to
confirmation, including post-petition IRS obligations].

Professional fees, both legal and accounting, shall continue to accrue up through and subsequent to the Confirmation Date, with final amounts owing Pre-Confirmation Date subject to Court approval.
Further, the Debtor is obligated to submit quarterly operating reports post-confirmation, in order to provide a basis for assessing Debtor’s post-confirmation quarterly fees and to determine whether or not the Debtor is in compliance with a confirmed Plan of Reorganization.

PRIORITY TAX CLAIMS:  The Debtor, SKYE INTERNATIONAL, INC.’S priority tax claims are as follows:

Name	Scheduled Amount	Proof of Claim Amount	Allowed Priority Amount
ARIZONA DEPARTMENT OF REVENUE – PAYROLL TAXES	$401.05	$0.00	$0.00
CITY OF SCOTTSDALE – CITY BUSINESS LICENSE	$75.00	$0.00	$0.00
UNITED STATES TREASURY – PAYROLL TAXES	$2,361.84	$336.00	$0.00
Total: 1	$2,837.89	$336.00	0.00

Pursuant to the Debtor’s Plan, the treatment and disposition of the unclassified priority tax claims will be as follows: Any claim discrepancy will be resolved by the claim objection process, with the stipulated amount and/or Court decreed amount owing used to calculate that particular creditors’ allowed claim being paid by the Debtor.   All unclassified priority tax creditors shall be paid 100% of their allowed claim amount, with statutory interest thereon, from business revenues generated in the ordinary course of business, on or before the Effective Date of the Plan.  In the event the Debtor fails to make the payments as set forth hereinabove, the allowed priority tax creditors shall have the right to proceed with any administrative remedies available to them, fifteen (15) days
_________________________
1  All scheduled priority tax claims were paid in Debtor’s ordinary course of operations and no amounts are currently due and owing, other than in the normal course of operations.

after written notice of default has been given to the Debtor and its attorneys, Stephen R. Harris, Esq., and Chris D. Nichols, Esq.
CLASSIFIED CLAIMS:
CLASS 1:        SECURED CLAIM OF SUMMIT GROWTH MANAGEMENT:  Class 1 consists of the allowed secured claim of SUMMIT GROWTH MANAGEMENT, LLC with an approximate principal balance, accrued interest and miscellaneous fees of $505,944.39 (estimated), as of the date of the Final Order Authorizing Debtor to Obtain Debtor-in-Possession Financing Under 11 U.S.C. §§105 and 364(c) and FRBP 4001(c), namely March 2, 2010. Under the terms of the Final Order Authorizing Debtor to Obtain Debtor-in-Possession Financing the Debtor received an additional $500,000 of principal on March 11, 2010, for a total of $1,005,944.39 (estimated) as the approximate balance due and owing for principal and accrued interest and miscellaneous as of that date.  Debtor is also entitled to draw up to an additional $1,000,000.00 of principal balance after the confirmation of this Plan for a total of $2,000,000.00 in principal under the Debtor-in-Possession loan facility. This claim is secured by all of the real and personal property of the Debtor.  The Class 1 secured claim of SUMMIT GROWTH MANAGEMENT, LLC shall continue to be paid by the Debtor, pursuant to the parties’ original contractual agreement with no modification thereon.  Accordingly, the Class 1 secured claim of SUMMIT GROWTH MANAGEMENT, LLC is unimpaired under the Plan.
CLASS 2:        SECURED CLAIM OF THADDEUS MAREK:  Class 2 consists of the allowed secured claim of THADDEUS MAREK with an approximate principal balance and accrued interest of $169,585.86, as of the December 16, 2009, Petition

Date.  This claim is secured by all the real and personal property of the Debtor but is subordinate under the terms of the Final Order Authorizing Debtor to Obtain Debtor-in-Possession Financing, to the secured interests of Summit Growth Management, LLC.   Thaddeus Marek shall continue to be paid by the Debtor pursuant to the parties original contractual agreements as subsequently modified by the Debtor, in the DEBTOR-IN-POSSESSION INTERIM FINANCING AND POST-CONFIRMATION FUNDING AGREEMENT, as approved by the Bankruptcy Court, with no other modifications thereon.  Accordingly, the Class 2 secured claim of THADDEUS MAREK is impaired under the Plan.
CLASS 3:        SECURED CLAIM OF PERRY & ROSARIO LOGAN:  Class 3 consists of the allowed secured claim of PERRY & ROSARIO LOGAN with an approximate principal balance and accrued interest of $399,216.04 as of the December 16, 2009, Petition Date.  This claim is secured by all of the real and personal property of the Debtor but is subordinate, under the terms of the Final Order Authorizing Debtor to Obtain Debtor-in-Possession Financing, to the secured interests of Summit Growth Management, LLC.  Perry and Rosario Logan shall continue to be paid by the Debtor pursuant to the parties original contractual agreements as subsequently modified by the Debtor, in the DEBTOR-IN-POSSESSION INTERIM FINANCING AND POST-CONFIRMATION FUNDING AGREEMENT, as approved by the Bankruptcy Court, with no other modifications thereon.  Accordingly, the Class 3 secured claim of PERRY & ROSARIO LOGAN is impaired under the Plan.

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CLASS 4:        SECURED CLAIM OF TOYOTA FINANCIAL SERVICES:  Class 4 consists of the allowed secured claim of TOYOTA FINANCIAL SERVICES with an approximate principal balance and accrued interest of $8,529.65 as of the December 16, 2009, Petition Date.  This claim is secured by a security interest in a 2009 Toyota Corrolla which serves as a company car.  The Class 4 secured claim of TOYOTA FINANCIAL SERVICES shall be paid by the Debtor according to the parties’ original contractual agreement with no modifications thereon.  Accordingly, the Class 4 secured claim of TOYOTA FINANCIAL SERVICES is unimpaired under the Plan.

CLASS 5:        GENERAL UNSECURED CLAIMS: The Class 5 claims of SKYE INTERNATIONAL, INC.’s general unsecured creditors are listed as follows:

Claimant	Scheduled Amount	Proof of Claim Amount	Allowed Amount
ACOM TECHNOLOGIES, INC.	$130.00		$130.00
AHRI2	$2,500.00		$0.00
ALLIANCE DIRECT BANK	$1,014.87		0
ALPHA TECH3	$4,471.00		$0.00
ASSOCIATED GLOBAL SYSTEMS	$3,711.68	$4,147.00	$3,711.68
BRACEWELL & GUILLIANI LLP	$1,027.46		$1,027.46
BROADRIDGE	$349.04	$349.04	$0.00
CAMERAWERKS.NET	$303.24	$303.24	$303.24
CANYON PIPE & SUPPLY	$7,717.50		$7,717.50
CHRISTOPHER SKELLY	$0.00	$3,125.00	$0.00 (Disputed)
COLORADO CASUALTY	$1,267.84		0
_______________________
2 Paid post-petition claim improperly scheduled as unpaid pre-petition claim.
3 Critical Vendor-paid pre-confirmation per Order 02/23/10.

Claimant	Scheduled Amount	Proof of Claim Amount	Allowed Amount
COMPUTERSHARE	$805.13		$0.00(Waived)
CREXENDO BUSINESS SOLUTIONS	$1,619.70		$1,619.70
CUSTOM PACKAGING PRODUCTS4	$2,121.20		$0.00
DILL, DILL, CARR, STONBRAKER & HUTCHINGS5	$8,691.00	$8,691.00	$8,961.00
DONALD RICHEY	$0.00	$20,300.00	$0.00 (Disputed)
ELECTROSEM6	$136,671.64	$136,671.64	$0.00
FEDERAL EXPRESS	$152.47		$152.47
GALBUT & GALBUT7	$82,289.73	$98,754.00	$98,754.00
HIGHLAND BUSINESS SVC	$2,610.00		$2,610.00
IAPMO	$425.00		$425.00
INTERTEK TESTING SERVICES8	$13,700.00	$13,450.00	$0.00
J&J CONSULTING	$1,987.50		$0.00
KUTAK ROCK	$13,368.07	$13,715.49	$1.00 (Disputed)
LERCH & DEPRIMA	$4,125.30	$4,125.30	$1.00 (Disputed)
MANTYLA MCREYNOLDS, LLC9	$11,000.00		$0.00 (Waived)
MCROBBIE GROUP	$2,340.70		$2,340.70
MOORE SUPPLY CO	$3,375.00		$0.00
NETWORK DOGS	$1,890.62	$2,345.00	$1,890.62
_______________________
4  Critical Vendor-paid pre-confirmation per Order entered 02/23/10
5  Special Purpose Attorneys – SEC Counsel
6  Critical Vendor-paid pre-confirmation per Order entered 12/23/09
7  Disputed on F but Accepted  POC
8  Critical Vendor-paid pre-confirmation per Order entered 02/23/10
9  Special Purpose Auditor/Accountant – prepetition waived

Claimant	Scheduled Amount	Proof of Claim Amount	Allowed Amount
O’CONNOR & CAMPBELL	$47,148.33	$86,768.31	$1.00 (Disputed)
OGLETREE, DEAKINS, NASH, MOAK & STEWART	$33,951.68	$33,851.68	$1.00 (Disputed)
PAETEC	$538.49		$312.68
PARSONS & GOULTRY10	$11,978.00		$11,138.00
PERRY LOGAN11	$13,526.87		$13,734.14
SMARDEN PLUMBING SUPPLY	$1,225.00		$1,225.00
SNELL & WILMER	$6,136.95		$1.00 (Disputed)
STEVE MIHAYLO12	$106,476.39	$106,476.39	$26,645.83
STEVEN G. MIHAYLO TRUST13	$1,650,451.39	$1,650,451.39	$1,694,618.06
STUDIO ONE ENTERTAINMENT	$225,742.52	$225,542.75	$230,159.19
STUDIO ONE ENTERTAINMENT	$0.00	$34,342.19	$18,975.22
STUDNICKY & ASSOCIATES	$85.75		$85.75
SUNDANCE FINANCIAL CORP	$118,673.87	$118,768.00	$118,861.16
SUNDANCE FINANCIAL CORP	$0.00	$437,237.19	$0.00 (Disputed)
TED MAREK14	$11,982.94		$10,873.41
THE MAN CAN15	$4,806.40		$0.00
THE ROEMER AGENCY	$171.50		$171.50
THE SOCHA COMPANY	$624.05		$624.05
THE WEINTRAUB GROUP	$36,452.75		$26,452.75
___________________________
10 Special Purpose Attorneys – Patent Counsel
11  Creditor has provided notice to Debtor that it elects treatment of its allowed general unsecured claim to be paid pursuant to Alternative Four, set forth below.
12 Creditor has provided notice to Debtor that it elects treatment of its allowed general unsecured claim to be paid pursuant to Alternative Four, set forth below.
13 Creditor has provided notice to Debtor that it elects treatment of its allowed general unsecured claim to be paid pursuant to Alternative Four, set forth below.
14 Creditor has provided notice to Debtor that it elect treatment of its allowed general unsecured claims to be paid pursuant to Alternative Four, set forth below.
15 Critical Vendor-paid pre-confirmation per Order entered 02/23/10

Claimant	Scheduled Amount	Proof of Claim Amount	Allowed Amount
TOEL CPA, PC	$950.00		$950.00
TRUHEAT16	$3963.40		$0.00

Total:	$2,578,415.02	$2,999,414.00	$2,284,475.11

Pursuant to the Debtor’s Plan, the treatment and disposition of the Class 5 allowed claims of the general unsecured creditors will be as follows:  Any claim discrepancy will be resolved by the claim objection process, with the stipulated amount and/or Court decreed amount owing used to calculate that particular Class 5 creditors’ payments being paid by the Debtor.  Class 5 Unsecured Claim holders shall have the choice of electing, in writing, one of the following five alternatives for payment in full satisfaction of their unsecured claims:
1.           Alternative One.  Class 5 unsecured claims shall be paid fifty percent (50%)  of their allowed claims, with five percent (5.00%) interest accrued thereon, from the Effective Date, until paid, and will be paid from ongoing business revenues received by the Debtor within eighteen (18) months, or less, from the Effective Date.  The Class 5 allowed claims shall be paid on a pro-rata basis from a maximum of six (6) equal quarterly installments commencing three (3) months after the Confirmation Date, and continuing every three (3) months thereafter for a maximum of eighteen (18) months and  for a maximum total of six (6) equal quarterly installments, at which time any remaining unpaid balance shall be discharged pursuant to the provisions of the Bankruptcy Code and this Plan.

In the event the total sum of the allowed Class 5 claims changes due to the claim objection process or withdrawal of a claim, the quarterly installments due to the Class 5 creditors shall be modified so that fifty percent (50%) of the new total is divided in six (6) equal quarterly installments to arrive at the new installment payment.  The Debtor may elect to accelerate the payment to less than six (6) quarterly installments so long as fifty percent (50%) of the allowed claims with accrued interest as stated herein, are paid.
2.           Alternative Two.  Class 5 unsecured claims shall receive twenty-five percent (25%) of their allowed claims, with zero percent (0%) interest accrued thereon, from the Effective Date, to be paid in full within sixty (60) days of the Effective Date.
3.           Alternative Three.  Class 5 unsecured claims shall convert up to 100% of their pro rata allowed claims, with five (5%) interest accrued thereon from the Effective Date, into free-trading common stock of the Debtor at twenty-five cents per share ($0.25), said conversion to occur within thirty (30) days of the Effective Date.
4.           Alternative Four.  Class 5 unsecured claims shall convert up to 100% of their pro rata allowed claims, with five (5%) interest accrued thereon from the Effective Date, into class "A" ten per cent (10.0%) convertible redeemable preferred stock (the "class "A" preferred share") of the Debtor at a conversion price of one dollar ($1.00) per class "A" preferred share, said conversion to occur within thirty (30) days of the Effective Date.  Each class "A"

__________________________
16 Critical Vendor-paid pre-confirmation per Order entered 02/23/10 preferred share shall offer ten per cent (10.0%) simple interest which shall be calculated from and after the Effective Date and shall be paid annually by the Debtor commencing on or about twelve (12) months from and after the Effective Date.  Each class "A" preferred share may be converted at any time and from time to time at the option of the holder into common shares of the debtor.  The number of shares of common stock issuable to the holder upon conversion shall be determined by dividing the one ($1.00) dollar value of the class "A" preferred share and dividing it by such number resulting from the application of a twenty (20%) discount to the ten-day moving average of the debtor's common stock on the date the request for conversion is received by the debtor; provided that  the minimum conversion price shall not be lower than twenty-five cents ($0.25) per share.  For example, if the Debtor’s shares are trading at fifty cents ($0.50) per share on the date the debtor receives the request for conversion, the class "A" preferred holder will be entitled to convert the one dollar ($1.00) face value of each class "A" preferred share at the rate of $0.40 per common share or two and one-half (2.5) common shares per class "A" preferred share  All class "A" preferred shares shall automatically convert into common shares of the Debtor at the aforesaid  conversion rate on June 30, 2015.  At any time and from time to time the Debtor may call all outstanding class "A" preferred shares for redemption at which time the holder will be paid one dollar ($1.00) per class "A" preferred share delivered to the Debtor for redemption.
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5.           Alternative Five.  Allowed Class 5 unsecured claims shall each be entitled to select either Alternative one or Alternative two and receive a cash repayment as provided above.  Allowed Class 5 unsecured claims shall also be entitled to select either or both of Alternatives 3 and 4  above and allocate the portion of the claimholder’s allowed claims to be applied to each selected Alternative.  For example, an allowed claim of $10,000 could be divided into either of Alternative one (resulting in a cash payment of $5,000 over six installments payable over an 18 month period or Alternative two (resulting in a cash payment of $2,500 within 60 days from notice to the Debtor); or the class 5 unsecured claim can also be divided in any amount between Alternative three and four and thus the claimholder may elect to receive a prorata amount of Debtor's common shares (Alternative three) and the Debtor's class "A" preferred shares (Alternative four).  An allowed claim that is elected by the claimholder to be divided between two Alternatives, shall be in writing, designating the allocation amount of the allowed claims as to each selected Alternative.
Allowed classified unsecured claim holders shall exercise one of the five options by written notification to the Debtor within twenty (20) days after the Effective Date.  Accordingly, the Class 5 allowed unsecured claims estimated at $2,286,975.11, are impaired under the Debtor’s Plan.
CLASS 6:            EQUITY CLAIMS:  Pursuant to this Plan, the Class 6 Equity Interests include all instruments evidencing an ownership interest in the Debtor as of the Effective Date.  The Class 6 Equity Interests in the Debtor shall not be modified.  Accordingly, the Class 6 interests of the Debtor are impaired under the Debtor’s Plan.

CLASS 7:            STOCK OPTION CLAIMS:  Class 7 consists of stock options and contractual rights to acquire ownership interest in the Debtor, whether or not transferable, all as of the Effective Date.  The Class 7 Stock Option Claims in the Debtor shall not be modified.  Accordingly, the Class 7 interests of the Debtor are impaired under the Debtor's Plan.
X.           SOURCE OF MONEY TO PAY CLAIMS AND INTEREST-HOLDERS
Assuming the Debtor is able to generate the revenues it estimates and have net income equal to or greater than that of the last six (6) months, in addition to revenues generated through equity offerings and placements, and the improvement of Debtor’s cash flow as a result of the Court approved Debtor-in-Possession financing funds which are dedicated to the payment of Debtor’s operating costs, it is anticipated there will be increased cash flow for the Debtor’s payment of allowed claims and interest-holders.  Notwithstanding the foregoing, no Debtor-in-Possession financing is to be used for payment of pre-petition claims without the express advance written approval of the Debtor-in-Possession lender, Summit Growth Management, LLC, or the Bankruptcy Court, pursuant to the terms of the DEBTOR-IN-POSSESSION INTERIM FINANCING AND POST-CONFIRMATION FUNDING AGREEMENT, previously approved by the Bankruptcy Court.  Accordingly, based upon the sources of funding as set forth herein, this proposed Plan is feasible under 11 U.S.C. §1129(a)(11), as is supported by the Exhibits attached hereto.  Attached as Exhibits “A” and “B” are budgets and monthly cash flow projections for the first twelve (12) and for twenty-four (24) months of the Plan, respectively, reflecting that net cash flow is available to the Debtor to make all Plan payments.

More detailed information regarding the Debtor’s ongoing business revenues and expenses can be found in the Debtor’s Monthly Operating Reports on file with this Court.
XI.           ASSETS AND LIABILITIES OF THE ESTATE
A.           Assets
The identity and fair market value of the estate’s assets as of the Petition date are listed in the Debtor’s Schedule of Assets and Liabilities and Statement of Financial Affairs on file with the Court.  These documents should be reviewed by the reader to assess what assets are, at least theoretically, available to satisfy claims and to evaluate the overall worth of the bankruptcy estate.
B.           Liabilities
Classes 1 through 7 represent all liabilities of the Debtors as of the Petition Date.
C.           Summary
Except as provided in this Plan, and subject to Bankruptcy Court approval, the Debtor intends to continue operating its business in the normal course as outlined above.  Additionally, Debtor will take the necessary steps to continue its organization efforts by aggressively marketing and promoting its products both through wholesale and internet channels to generate additional revenues.
The value of the assets in an orderly liquidation is believed to be approximately $1,049,092.24 or less, although in a forced liquidation the Debtor estimates that the fair market value of the assets would not be realized, resulting in significant reduction in asset values.  The total allowed liabilities are in excess of $3,889,789.73.
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XII.           TREATMENT OF NONCONSENTING CLASSES
As stated above, even if all classes do not consent to the proposed treatment of their claims under the Plan, the Plan may nonetheless be confirmed if the dissenting classes are treated in a manner prescribed by the Code.  The process by which dissenting classes are forced to abide by the terms of a Plan is commonly referred to as "cramdown".  The Code allows dissenting classes to be crammed down if the Plan does not "discriminate unfairly" and is "fair and equitable".  The Code does not define discrimination, but it does provide a minimum definition of "fair and equitable".  The term can mean that secured claimants retain their liens and receive cash payments whose present value equals the value of their security interest.  For example, if a creditor lends the Debtor $100,000 and obtains a security interest in property that is worth only $80,000, the "fair and equitable" requirement means that the claimant is entitled to cash payments whose present value equals $80,000 and not $100,000.  The term means that unsecured claimants whose claims are not fully satisfied at least know that no claim or interest that is junior to their will receive anything under the Plan.
Therefore, if a class of general unsecured claims votes against the Plan, the Plan cannot be confirmed where the debtor or a class of interest holders (e.g. shareholders or partners) will receive or retain any property under the Plan, unless the Plan provides that the class of general unsecured claims shall be paid in full with interest.  Similarly, if a class of interest holders votes against the Plan, the Plan cannot be confirmed where the debtor will receive or retain any property under the Plan, unless the Plan provides that the class of interest holders shall be paid in full with interest.  These are complex statutory provisions and the preceding paragraphs do not purport to state or explain all of them.

XIII.      TREATMENT OF NONCONSENTING MEMBERS OF
CONSENTING CLASS (CHAPTER 7 LIQUIDATION ANALYSIS)

The Plan must provide that a non-consenting impaired claimant or interest holder of a consenting class receive at least as much as would be available had the Debtor filed a Chapter 7 petition instead.
In a Chapter 7 case, the general rule is that the Debtor' assets are sold by a trustee. Unsecured creditors share in the proceeds of sale only after secured creditors and administrative claimants are paid.  Certain unsecured creditors get paid before other unsecured creditors do.  Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the total amount of allowed claims.
A creditor would recover from the assets of the bankruptcy estate less under Chapter 7 than under Chapter 11 for two reasons.  First, a forced liquidation value of the Debtor's assets, consisting of quickly depreciating vehicles and personal property, is estimated at $1,049,092.24 or less, and are encumbered by secured liabilities of approximately, $1,607,331.55.  Thus, in a Chapter 7 proceeding, unsecured and priority creditors would not receive any payment.  Second, in a Chapter 7 case a trustee is appointed and is entitled to compensation from the bankruptcy estate in an amount no more than 25% of the first $5,000 of all money disbursed, 10% on any amount over $5,000 but less than $1,000,000, 5% on all amounts over $1,000,000 but less than $3,000,000, and reasonable compensation not to exceed 3% on any amount over $3,000,000, thus diminishing monies available for payment to unsecured creditors.

Accordingly, any payments made to unsecured creditors under this Plan would be more than what would be received by them in a Chapter 7 proceeding.
XIV.           FUTURE DEBTOR
A.           Management of Debtor
The Debtor shall continue to operate its business in the normal course with its current management in place at the current monthly salary for key management as follows:
1.           Perry Logan, Chairman, President and Chief Executive Officer - $10,000 per month (up to 50% of which shall be paid in the Debtor's common shares at $0.25 per share) at the election of the Debtor.
2.           Thaddeus Marek, Chief Financial Officer - $10,000 per month (up to 50% of which shall be paid in the Debtor's common shares at $0.25 per share) at the election of the Debtor.
3.           L. Fred Huggins, Jr., VP Sales & Marketing - $8,333.33 per month
4.           David Allen, VP Engineering - $6,250 per month
B.           Debtor acting as Disbursing Agent
The Debtor shall be responsible for making the payments contemplated in the Plan, collecting money intended for distribution to claimants, and transmitting it to them.
C.           Future Financial Outlook
The Debtor shall continue to operate its business in the ordinary course.

XV.	SALE OF PROPERTY; ASSUMPTION OF CONTRACTS AND
LEASES; OTHER PROVISIONS

The Plan provides that the Debtor will not sell any of its assets, other than in the ordinary course of business.  All executory contracts and unexpired leases set forth in

Classes 1 through 7, and all other executory contracts will be assumed by order of the Bankruptcy Court.
XVI.           BANKRUPTCY PROCEEDINGS
The following proceedings have occurred since the Filing Date: Filing of various administrative motions and motions for interim and final debtor-in-possession financing.
XVII.          TAX CONSEQUENCES OF PLAN
The Debtor does not believe that the Plan has any tax consequences for the Debtor.
PERSONS CONCERNED WITH THE TAX CONSEQUENCES OF THIS PLAN SHOULD CONSULT THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR ADVISORS.  THE DEBTOR MAKE THE AFOREMENTIONED DISCLOSURE OF POSSIBLE TAX CONSEQUENCES FOR THE SOLE PURPOSE OF ALERTING READERS OF TAX ISSUES THEY MAY WISH TO CONSIDER.  THE DEBTOR CANNOT AND DOES NOT REPRESENT THAT THE TAX CONSEQUENCES MENTIONED ABOVE ARE COMPLETELY ACCURATE BECAUSE THE TAX LAW EMBODIES MANY COMPLICATED RULES, WHICH MAKE IT DIFFICULT TO ACCURATELY STATE WHAT THE TAX IMPLICATIONS OF ANY ACTION MIGHT BE.
XVIII.         EFFECT OF CONFIRMATION OF PLAN
A.           General Comments
The provisions of a confirmed Plan bind the Debtor, any entity acquiring property under the Plan, and any creditor, interest holder, or general partner of the Debtor, even those who do not vote to accept the Plan.

The confirmation of the Plan vests all property of the estate in the Debtor.  The automatic stay is lifted upon confirmation as to property of the estate.  The order of confirmation will prohibit collection or enforcement of pre-petition claims against the Debtor or the Debtor's property until, and if, there is a default in the provisions of the Debtor’s property and if there is a default in the provisions of the DEBTOR’S FIRST AMENDED DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION that goes uncured for a period of thirty (30) days.
B.           Discharge of liability
Debtor is seeking to receive a discharge pursuant to Code Section 1141(d).   Debtor is paying its allowed creditors’ claims in full or  paying interest on said claims, therefore, the Debtor is requesting a discharge pursuant to 11 U.S.C. §1141.
C.           Modification of the Plan
The Debtor may modify the Plan at any time before confirmation.  Further, Debtor may modify the Plan after notice and hearing at any time after confirmation and before substantial consummation, but only if circumstances warrant.
D.           Post-Confirmation Causes of Action
To the best knowledge of the Debtor, there are no causes of action existing in this case.
E.           Final Decree
Once the Plan has been consummated, a final decree may be entered upon motion of the Debtor.  The effect of the final decree is to close the bankruptcy case.  After such closure, a party seeking any type of relief relating to a Plan provision may seek such relief in a state court of general jurisdiction.

XIX.	RETENTION OF JURISDICTION

Notwithstanding confirmation of this Plan, the Court will retain jurisdiction for the following purposes, and each of them:
A.             The Court will retain jurisdiction to determine the allowability and payment of any claim(s) upon any objection(s) thereto (or other appropriate proceedings) by the Debtor or by any other party in interest entitled to proceed in that manner.  As part of such retained jurisdiction, the Court will continue to determine the allowability of Administrative Claims and any request(s) for payment(s) thereof, including professional fees and costs which are Administrative Claims.
B.            The Court will retain jurisdiction to determine any dispute(s) which may arise regarding the interpretation of any provision(s) of this Plan.
C.             The Court will retain jurisdiction to facilitate the consummation of this Plan by entering, consistent with the provisions of this Plan, any further necessary or appropriate order(s) regarding the enforcement of this Plan and any provision(s) thereof.
D.             The Court will retain jurisdiction to adjudicate any cause(s) of action or other proceeding(s) presently pending or otherwise referenced here or elsewhere in this Plan, including, but not limited to, the adjudication of any and all "core proceedings" under 28 U.S.C. § 157(b), which may be pertinent to this Reorganization Case, and which the Debtors may deem it appropriate to initiate and prosecute in aid of its reorganization, and any "non-core proceedings" accepted for consideration by this Court.
E.             The Court will retain jurisdiction to enter an appropriate final decree in this Reorganization Case.

WHEREFORE, SKYE INTERNATIONAL, INC., a Nevada corporation, as proponent of this Plan, requests confirmation of this Plan pursuant to §§1129(a) and 1129(b) of the Bankruptcy Code.
DATED this 20th day of May, 2010.

STEPHEN R. HARRIS, ESQ.
CHRIS D. NICHOLS, ESQ.
BELDING, HARRIS & PETRONI, LTD.
417 W. Plumb Lane
Reno, NV  89509

_/s/ Chris D. Nichols, Esq.
Attorney for Debtor

V E R I F I C A T I O N

Under penalty of perjury, the undersigned declares that he is Chairman, President, and Chief Executive Officer of SKYE INTERNATIONAL, INC., a Nevada corporation, Debtor in the foregoing bankruptcy matter, I have read the foregoing DEBTOR’S FIRST AMENDED JOINT DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION and knows the contents thereof; that the contents are true of his own knowledge, except as to those matters stated on information and belief, and that as to such matters he believes them to be true.
DATED this 20th day of May, 2010.

/s/ Perry D. Logan
PERRY D. LOGAN,
Chairman, President and CEO of
SKYE INTERNATIONAL, INC.,
A Nevada corporation